EXHIBIT 10.2

LAKELAND INDUSTRIES, INC.

October 31, 2024

Hui An (Helena An)

***

Dear Ms. An,

You previously entered into a letter agreement dated September 1, 2022 with Lakeland Industries, Inc. (the “Company”), which provides for the terms of your employment with the Company as well as certain severance and other benefits (your “Employment Agreement”). The Company no longer provides employment agreements to its executive officers or other employees.  In lieu of employment agreements, the Company will be adopting the Lakeland Industries, Inc. Amended and Restated Executive Severance and Change in Control Plan (the “Severance Plan”) to provide its executive officers with severance and other benefits in the event of certain terminations of employment. In addition, the Company will be granting you 5,000 time-based restricted stock units that will vest one year following the date of grant (the “Equity Grant”) in connection with entering into this letter agreement with you (this “Letter”). In order for you to be eligible to participate in the Severance Plan and in consideration for the Equity Grant, you hereby agree to the termination of your Employment Agreement, effective as of the date hereof, and waive all severance benefits and all other rights and benefits under the Employment Agreement.

You acknowledge and agree that all provisions of your Employment Agreement shall have no further force or effect, effective as of the date hereof.  To be clear and for the avoidance of doubt, the termination of your Employment Agreement does not terminate your employment with the Company.

This Letter may be modified only by a written agreement signed by you and an authorized officer of the Company.

Please acknowledge your agreement to the terms of this Letter by signing below.

Sincerely,

Lakeland Industries, Inc.

/s/ James M. Jenkins
By: James M. Jenkins Chief Executive Officer, President and Executive Chairman

Acknowledged and Agreed

/s/ Hui An
Hui An (Helena An)